THIS CONSULTING AGREEMENT is made effective as of August 01, 2018, between Juva Life, Inc. ("JUVA") and with a business address at 2880 Zanker Road, Ste. 203, San Jose, CA 95134 and Jackson and Main, LLC, a Limited Liability Company engaged in the consulting business with a business address of 10 Jackson Street, Suite 105, Los Gatos, California 95030 ("Consultant").

RECITALS OF FACT

A.	JUVA desires to engage the services of a consultant with experience in the areas of government affairs and policy analysis services.

B.	Consultant is experienced in those areas of consulting and is willing to render services to JUVA.

Now, therefore, for good and valuable consideration, JUVA and Consultant agree as follows:

Article 1.  Engagement and Scope of Work

Subject to the terms and conditions of this Agreement, JUVA engages Consultant, and Consultant hereby accepts such engagement, to perform services for JUVA in the areas of governmental affairs and policy analysis for the Medical Marijuana Dispensary / Facility in the City of San Jose, County of Santa Clara, California.  Consultant will assist and provide strategic advice to and perform necessary government relations related to the following:

1)	City of Hayward
a.	Set up in person meetings with each council member to get them to either
i.	recommend approval project(s)
ii.	change the scoring level from 650 to 625 to allow projects to be considered
2)	City of Mountain View
a.	Assist with the City of Mountain View. JUVA will go and secure property, but want to make sure we are one of the groups to be considered and want to be part of the conversation
3)	City of Santa Clara
a.
Assist with government relations and lobby on behalf of client to increase odds of selection for a retail storefront license. Assist in creating meetings to get in front of key staff to increase said odds.

4)	City of Morgan Hill
a.
Assist with government relations and lobby on behalf of client to increase odds of selection for a retail storefront license. Assist in creating meetings to get in front of key staff to increase said odds.

5)	City of Redwood City
a.
Assistance in securing a Non-Storefront Delivery License with the intent of JUVA to open a retail storefront dispensary when permitted. Also, Consultant to advocate and assist in creating a criteria to be adopted by the city for a preference of an existing non-storefront delivery operation for a storefront dispensary license.

6)	Santa Clara County
a.	Cultivation
7)	On-going business development work as outlines below including but not limited to "A)", "B)" and "C)" below.

For an additional fee to be negotiated in a separate agreement(s) the following:
A) City of Hollister Cultivation / Manufacturing / Delivery;
B) New dispensary or cultivations or manufacturing or licenses in locations throughout the cities in the South Bay / Silicon Valley / Monterey Bay or San Benito greater areas
C) Other projects outside the scope of items 1-10 listed in above paragraph

Consultant shall perform all services in accordance with (a) the highest professional standards and practices prevailing in Santa Clara County, California, (b) all applicable laws, rules and regulations, and (c) in compliance with any of JUVA's policies and procedures applicable to independent contractors and delivered in writing to Consultant at the time that JUVA executes this Agreement.

Article 2.  Compensation for Services

For Consultant's services rendered under this Agreement, JUVA shall pay to Consultant a fee computed as follows:

For Services under Article 1 above (items 1-9), the sum of Eight Thousand Three Hundred Thirty-Three Dollars ($8,333.00) per month payable on the first of each month.  Initial payment of $8,333.00 will be made upon execution and applicable toward the month of August 2018.

All fees due to Consultant under subparagraph A shall be paid to Consultant in check form, wire form, cash or the equivalent at Consultant's business office.

JUVA shall reimburse Consultant for reasonable out-of-pocket expenses incurred in rendering services under this Agreement, provided that JUVA shall have the right to approve in advance in writing any single expense exceeding $500.

Article 3.  Term of Agreement and Termination

This Agreement shall become effective as of August 01, 2018 and shall terminate upon the later of (a) July 31, 2019 or (b) upon termination of this Agreement in accordance with this Article 3.

Consultant may terminate this Agreement without cause by giving written notice to JUVA thirty (30) days in advance of the date of such termination.  A termination of Consultant by JUVA without cause shall not serve to relieve JUVA from its obligation to honor the terms of this entire agreement, especially Article 2, for the full term.

Not withstanding the foregoing JUVA may terminate this Agreement for cause, immediately and with written notice to Consultant, upon Consultant's material breach of this Agreement.  A material breach shall consist of either (a) Consultant's willful and total cessation of services or (b) Consultant's violation of any law or any written policy or procedure delivered by JUVA to Consultant under Article 1 and 5 breach of any material term contained in this agreement.  No such termination shall excuse JUVA from payment of Consultant's fee earned prior to the effective date of termination.

Article 4.  Terms of Payment

Consultant shall provide services as an independent contractor to JUVA and not as an employee.  Accordingly, JUVA will not withhold from any payments any amounts for income taxes, Social Security contributions, unemployment or workers' compensation insurance or other purposes, which obligations shall be the sole responsibility of the Consultant.  Consultant is not entitled to any of the employee benefits provided by JUVA to its employees (including without limitation any insurance, medical, workers' compensation, vacation, profit sharing, retirement, disability, pension, or other welfare or benefit plan of JUVA.

Article 5.  Confidentiality

(a) Consultant shall keep confidential all information, oral or written, obtained by Consultant in the course of performing Services under this Agreement. Consultant shall not disclose to any party other than JUVA any reports, analyses, conclusions or recommendations of any type developed by Consultant in performing the Services.  This obligation of Consultant shall be of a continuing nature and shall not be canceled by the termination of this Agreement.  Consultant further agrees that if, due to its performance of the Services, JUVA considers that Consultant may obtain knowledge or access to privileged, secret or otherwise confidential technology or other information provided to JUVA from any third parties under agreements, Consultant will comply with any request of JUVA to sign reasonable nondisclosure, secrecy, or confidentiality agreements related to such information with such third parties.  This obligation of confidentiality shall not apply to information (i) that is previously known, or available, to Consultant on an unrestricted and non-confidential basis; (ii) that is, or becomes a part of the public domain; or (iii) that is learned by consultant from a third party who has obtained such information free of any obligation of confidentiality.

Article 6.  Ownership of Work Product

Title to all tangible work product, designs, concepts, plans, slogans, trademarks, software, reports, processes, specifications, working papers and other materials created by Consultant alone in connection with the Services (the "Work Product") shall vest solely in JUVA; and Consultant shall deliver the same, together with all supporting documentation, materials and files, promptly to JUVA upon the request of JUVA or the termination of this Agreement.  The Work Product and any part thereof, may be used by JUVA in whole or in part or in modified form for such purposes as JUVA in its sole and absolute discretion, deems desirable, without further notice or compensation to Consultant or any other person.  All Work Product prepared by Consultant and its employees under this Agreement is prepared as "works made for hire" as that term is defined in Section 101 of Title 17 of the United States Code, and all title, ownership and copyright privileges are and shall at all times be in JUVA.  If for any reason JUVA may be deemed not to have commissioned a "work made for hire" and its rights to copyright are hereby in doubt, Consultant agrees that this Agreement shall constitute an irrevocable and total assignment to JUVA of all rights in the work prepared for JUVA.

 Article 7.  Status

Consultant is an independent contractor of JUVA and not an employee or agent.  Consultant shall have no authority to enter into any contract or assume any obligation on behalf of JUVA without the prior written consent of JUVA.  Consultant shall alone determine how and when to perform Services and will not be supervised by JUVA in the performance of Services, particularly with respect to the manner and details in which such services are performed.

THIS AGREEMENT IS NON-EXCLUSIVE.  CONSULTANT AGREES TO DEVOTE SUCH TIME TO PERFORM SERVICES UNDER THIS AGREEMENT AS IS NECESSARY OR APPROPRIATE. JUVA ACKNOWLEDGES THAT CONSULTANT WILL ENGAGE IN OTHER BUSINESS ACTIVITIES DURING THE TERM OF THIS AGREEMENT AND MAY BE EMPLOYED OR RETAINED BY OTHERS INCLUDING, BUT NOT LIMITED TO, OTHER MEDICAL MARIJUANA COLLECTIVES, DISPENSARIES, CULTIVATIONS, MANUFACTURING FACILITIES OR ANY OTHER MEDICAL MARIJUANA RELATED AND NON-RELATED BUSINESSES.

THE ONLY EXCEPTION(S) TO THE ABOVE NON-EXCLUSIVE AGREEMENT IS THAT CONSULTANT WILL NOT WORK WITH THOSE PERSONS OR PARTIES LISTED IN "ATTACHMENT – A" OF THIS AGREEMENT. THE EXCEPTION(S) MUST BE LISTED ON "ATTACHMENT – A" OR ARE INVALID.

Article 8.  Arbitration

Any controversy or any claim involving a monetary claim in excess of $5,000 arising out of or relating to this Agreement or any breach thereof, shall be resolved finally by binding arbitration conducted in San Jose, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall be before a single arbitrator mutually selected and agreed upon by both parties.  If the parties are not able to agree to a single arbitrator within ten (10) days of the demand of either party for arbitration, either party may initiate arbitration by application to the AAA.  The parties shall have the right to discovery under the California Code of Civil Procedure.  The prevailing party shall be awarded its reasonable attorneys' fees and other costs of the arbitration and for enforcement of any judgment, in addition to any other relief awarded by the arbitrator.

Article 9.  Indemnity

JUVA shall indemnify Consultant against, and shall hold Consultant harmless from, any and all claims arising from JUVA's acts and omissions with respect to any business transaction, including without limitation the daily operation of the facility and development and construction of the subject site and acts and omissions by any business entity in which Equity exists, except to the extent that the claim arises solely from the acts or omissions of Consultant.

Similarly, the consultant shall indemnify consultant from any errors, acts or omissions with respect to its conduct beyond the span control of JUVA of the terms and conditions of this agreement.

Article 10.  Binding Effect

The obligations of JUVA under this Agreement shall bind JUVA, its trustees, beneficiaries, partners, shareholders, principals, assignees, and affiliates.

Article 11.  Miscellaneous
(a)	Any modification or amendment to this Agreement must be in writing and executed by duly authorized representatives of each party.

(b)
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and correspondence, whether oral or written, with respect to the same subject matter.

(c)	This Agreement may not be assigned by Consultant.

(d)	This Agreement shall be governed by and construed in accordance with the laws of California without giving effect to its conflicts of laws and principles.

(e)
All notices hereunder must be in writing and delivered to the parties at the addresses set forth above.  Notices shall be deemed delivered upon the receipt (if delivered personally, by overnight courier or by receipt-confirmed facsimile) or three days after mailing if placed in the United States mail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Juva Life, Inc.	Jackson and Main, LLC

By: /s/	By: /s/ Sharanjit S. Kali-rai
Sharanjit S. Kali-rai "Sean"

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ATTACHMENT – A

Listed below are the only exceptions to Article 7. of the attached agreement:

1)	BAS Research and
2)	Lukrum dba Lux
3)	Any company that either Bao Lea or Ernie Arreola have any ownership interest

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Juva Life, Inc.	Jackson and Main, LLC

By: /s/	By:/s/ Sharanjit S. Kali-rai
Sharanjit S. Kali-rai "Sean"

2